EXHIBIT 14
                       CODE OF BUSINESS CONDUCT & ETHICS
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

Statement by Chief Executive Officer:

      Ethics are important to AmeriResource Technologies, Inc. ("AMRE") and each of its officers, directors and employees. AMRE is committed to the highest ethical standards and to conducting its business with the highest level of integrity. An uncompromising adherence to ethical excellence is integral to creating and sustaining a successful business. It provides the necessary strong foundation on which AMRE is built and on which it can grow and prosper.

      Each officer, director and employee of AMRE is responsible for the consequences of his or her actions. We must each be the guardian of AMRE's ethics. Leaders in AMRE have the extra responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example leads us to treat everyone with honesty and respect.

      If you are unsure of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management or, if you are still uncomfortable, follow the processes outlined in this Code of Business Conduct & Ethics ("Code").

/s/ Delmar Janovec
------------------
Delmar Janovec, Chief Executive Officer

                       CODE OF BUSINESS CONDUCT & ETHICS
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

      The principles of this Code are expressed in broad statements to guide ethical decision making. These statements provide a framework but they cannot and do not dictate conduct to cover particular situations.

      This Code applies to all officers, directors and employees of AMRE.

ETHICS

      AMRE and each of its officers, directors and employees must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As an AMRE associate you are required to adhere to the highest standard regardless at all times.

      Officers, directors and employees are expected to be honest, fair, respectful and ethical in dealing with each other, with shareholders, clients, customers, vendors and all other third parties. Doing the right thing means doing it right every time.

      You must also respect the rights of your fellow officers, directors and employees, as well as third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

      Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

      AMRE conducts its affairs consistent with the applicable laws and regulations of the states and countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between AMRE's ethical practices, and the practices, customs, and the laws of a country, AMRE seeks to resolve them consistent with its ethical beliefs. If the conflict cannot be resolved consistent with its ethical beliefs, AMRE will not proceed with the proposed action giving rise to the conflict. These ethical standards reflect who we are and are the standards by which we choose to be judged.

      A violation of the standards contained in this Code of Business Conduct & Ethics will result in corrective action, including possible dismissal.

LOYALTY

      All officers, directors and employees shall exhibit loyalty in all matters pertaining to the affairs of AMRE or to whomever they may be rendering a service. However, no officer, director or employee shall knowingly be a party to any illegal or improper activity.

CONFLICTS OF INTEREST

      You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning AMRE's best interests. You may not exploit your position or relationship with AMRE for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

*     cause AMRE to engage in business transactions with relatives or friends;
* use nonpublic AMRE, shareholder, client, customer or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);
* have more than a modest financial interest in AMRE's shareholders, vendors, customers, clients or competitors;
* receive a loan, or guarantee of obligations, from AMRE or a third party as a result of your position at AMRE; or
*     compete, or prepare to compete, with AMRE while still employed by AMRE.

      There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Ethical Violations."

GIFTS, BRIBES AND KICKBACKS

      Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, AMRE's shareholders, clients, customers and vendors. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put AMRE or yourself in a position that would be embarrassing if the gift was made public.

      Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

      Any associate who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

ILLEGAL ACTS

      Every officer, director and employee will obey the laws of the applicable jurisdictions, will not counsel nor assist any person to act in any way contrary to these laws, and will inform the appropriate individuals and authorities if they become aware of illegal actions.



LOANS

      AMRE is prohibited by the Sarbanes-Oxley Act of 2002 from directly or indirectly extending credit to its officers and directors.

IMPROPER INFLUENCE ON AUDITS

      Officers and directors of AMRE are prohibited from improperly influencing AMRE's auditors in the performance of an audit for the purpose of rendering financial statements materially misleading.

      If AMRE is required to restate its financial statements due to material noncompliance with any financial reporting requirement that is the result of misconduct, each of AMRE's chief executive officers and chief financial officers must reimburse the Company for (1) any bonus, other incentive-based compensation or equity-based compensation received by that individual from AMRE during the 12-month period following the first use or filing of the flawed document, and (2) any profits realized from the sale of securities of AMRE during that same 12-month period.

IMPROPER USE OR THEFT OF AMRE PROPERTY

      Every officer, director and employee must safeguard AMRE property from loss or theft, and may not take such property for personal use. AMRE property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all AMRE property within your control to prevent its unauthorized use. Using AMRE computers or communications systems to access or distribute personal/ "non-business related" information, data or graphics is strictly prohibited.

COVERING UP MISTAKES; FALSIFYING RECORDS

      Mistakes should never be covered  up,  but  should  be  immediately fully
disclosed   and   corrected.  Falsification  of  any  AMRE,  client,  customer, shareholder or third party record is strictly prohibited.

ABUSE OF AMRE, SHAREHOLDER, CLIENT, CUSTOMER OR VENDOR INFORMATION

      You may not use or reveal AMRE, shareholder, client, customer or vendor confidential or proprietary information to others. This includes business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, and information about AMRE's current, former and prospective shareholders, customers, clients and associates.

GATHERING COMPETITIVE INFORMATION

      You may not accept, use or disclose the confidential information of our competitors. When obtaining competitive information, you must not violate our competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement. If you are uncertain, the Corporate Legal Department can assist you.

DEFAMATION AND MISREPRESENTATION

      Aggressive marketing and selling should not include misstatements, innuendo or rumors about our competition, their services, financial condition or officers and directors. Do not make unsupportable promises concerning AMRE's services or financial condition. Additionally, intentional misstatements regarding AMRE, our officers, directors or shareholders is strictly prohibited and will be remedied with the appropriate legal recourse.

USE OF AMRE AND THIRD PARTY SOFTWARE

      AMRE and third party software may be distributed and disclosed only to officers, directors and employees authorized to use it.

      AMRE and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

      All  third  party  software  must   be  properly  licensed.  The  license
agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

FAIR DEALING

      No AMRE officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

FAIR COMPETITION AND ANTITRUST LAWS

      AMRE must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Corporate Legal Department can assist you.

SECURITIES TRADING

      It  is   usually  illegal  to  buy  or  sell  securities  using  material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of AMRE, or any of its
shareholders,   clients,  customers,  or  vendors,  while  possessing  "inside"
information. If you are uncertain, the Corporate Legal Department can assist you.

      Officers and directors of AMRE are prohibited from trading during so-called retirement fund "blackout" periods, which are those blackout periods that are imposed on tax-qualified defined contribution plans, such as 401(k) plans. Profits received from transactions in violation of this provision are subject to recapture for the benefit of the Company.

POLITICAL CONTRIBUTIONS

      No company funds may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.

WAIVERS

      The Code of Business Conduct & Ethics applies to all AMRE officers, directors and employees. There shall be no waiver of any part of the Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect AMRE.

      In the event that any waiver is granted, the waiver will be posted on the AMRE website, thereby allowing the AMRE shareholders to evaluate the merits of the particular waiver.

ENFORCEMENT PROCEDURES

      The   Code  must  be  supported  with  clear,  orderly,  and   reasonable
enforcement procedures if AMRE is to discipline persons who violate the Code. Enforcement procedures must be equitable to all parties. They must ensure no actions are taken in an arbitrary or malicious manner.

REPORTING ETHICAL VIOLATIONS

      Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow officers, directors and employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you should report it to the appropriate level of management. If you are still concerned after speaking with management or feel uncomfortable speaking with them (for whatever reason), you may send a complaint evidencing the violation to the chief executive officer of AMRE at 3440 East Russell Road, Suite 217, Las Vegas, NV 89120. Your complaint will be dealt with confidentially and you have AMRE's commitment that you will be protected from retaliation.

            The complaint must:

*     be against a single individual; and
*     be in writing; and
*     cite  the  specific  clause of the Code that  is  alleged  to  have  been violated; and
*     describe the specific action in question; and
* describe in general terms, the substantial negative effect of that action upon AMRE, the public, or an individual; and
* contain a statement that the specific action of the accused in question is not already or imminently (to the best knowledge of the complainant(s)) the subject of legal proceedings; and
* contain a signed statement that the facts are true to the best knowledge of the complainant(s).

      The chief executive officer, or his representative, will review the complaint to determine if it meets the above criteria. If it does not, it will be returned to the complainant(s) for possible change and re-submission. If the specific action of the accused is the subject of legal proceedings, no further action will be taken until those proceedings are concluded. If the complaint is not rejected then, subject to legal advice, the accused person will be notified (by registered mail to last known address), provided with a copy of the complaint, and allowed thirty (30) days to prepare a written rebuttal of the complaint if so desired. The rebuttal should address the same points as the complaint, and must also include a statement that the facts contained in the rebuttal are true to the best knowledge of the accused. The chief executive officer, or his representative, shall review the complaint and, if available, the rebuttal, to determine if there is sufficient evidence to hold a full hearing. If it is determined that a full hearing is warranted, the full information will be forwarded to a three-member Hearing Committee appointed within thirty (30) days of the receipt of the rebuttal or at the last date allowed for receipt of the rebuttal.

THE HEARING PROCESS

      The Hearing Committee will attempt to interview, at the expense of AMRE, the complainant(s), and the accused, plus any other parties with relevant information. The number of people interviewed, and the extent of the effort to secure interviews, is a matter of judgment by the Hearing Committee. The Hearing Committee will decide if the accused may be present during the interviews. If the accused is not allowed to be present during the interviews, the accused shall be provided with notes documenting the substance of the interviews. The accused will be afforded the opportunity for a full hearing, with the complainant(s) present if desired by the accused. The Hearing Committee should have the services of legal counsel available as required. The accused, and the complainant(s), may obtain counsel at their own expense, if either or both desire. The Hearing Committee, after full and complete deliberation, will rule in writing as to the individual case. Additional rules and procedures shall be established by the Hearing Committee as required in their judgment. The ruling of the Hearing Committee may be:

      1. a clearing of charges; or
      2. a warning statement to the accused; or
      3. termination of the accused's position; or
      4. such other ruling as the Hearing Committee in its discretion sees fit.

      The Hearing Committee will prepare an opinion on the particular case that will cover the facts of the case, the action taken, and the reason for that action. This will be reviewed by the Board of Directors of AMRE and by legal counsel at the discretion of the Board of Directors. When approved this opinion will be sent to the accused, who may consider exercising the Appeal Process. Due diligence should be used to provide this opinion to the accused within 120 days of the receipt of the complaint by the Hearing Committee. If this is not possible, a letter should be sent to the chief executive officer of AMRE, with copies to the accused and complainant(s), requesting an extension of this limit, and stating the reason for this request.
THE APPEAL PROCESS

      If not satisfied with the ruling of the Hearing Committee, the accused may appeal to the chief executive officer of AMRE within 30 days of issuance of the Hearing Committee opinion. If appealed, the following procedure will be used:

      1. The Board of Directors, at its next scheduled meeting, or at a special
         meeting,   shall  review  the  opinion,  and  any  other   information
         available, and shall determine if:

      a  substantive  procedural  error  has  been  committed  by  the  Hearing
            Committee, or substantial new evidence has been produced.

      The accused and the complainant are permitted legal counsel at the Board of Directors appeal session. The Board of Directors shall determine if, in its sole judgment, one of the two above noted criteria have been established, in which case the council shall refer the matter back to the previous or a new Hearing Committee for further proceedings.

      The decision of the Board of Directors shall be final and there shall be no further appeal.

PUBLICATION AND RECORD RETENTION

      After the Appeal Process and any further proceedings have been exhausted, or after completion of the time allowed to initiate an Appeal Process, the opinion will be published on AMRE's website, if the ruling was the termination of the accused, and will be published at the request of the accused, if the ruling was a clearing of charges or issue of warning statement.

      The record of the Hearing Committee and all appropriate supporting documentation will be retained by AMRE for two years. Response to queries may include statistical information that does not reveal detail about a specific complaint, such as the number of complaints processed, provided the approval of the Board of Directors is obtained, or responses may include copies of information previously published. Any other information may be released only with the written permission of the Board of Directors, the accused, and the accuser(s).

CONCLUSION

      In the final analysis you are the guardian of AMRE's ethics. While there are no universal rules, when in doubt ask yourself:

* Will my actions be ethical in every respect and fully comply with the law and with AMRE policies?
*     Will my actions have the appearance of impropriety?
* Will my actions be questioned by my supervisors, associates, clients, family and the general public?
* Am I trying to fool anyone, including myself, as to the propriety of my actions?

      If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Ethical Violations."

      Any associate who ignores or violates any of AMRE's ethical standards, and any member of management who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for AMRE to become and remain a respected and successful company.